Exhibit 99.1

JPMorgan Chase & Co.

270 Park Avenue, New York, NY 10017-2070

NYSE symbol: JPM

www.jpmorganchase.com

News release: IMMEDIATE RELEASE

JPMORGAN CHASE REACHES SETTLEMENT WITH THE PRESIDENT’S TASK FORCE ON RESIDENTIAL MORTGAGE-BACKED SECURITIES

Company to host conference call with investors to detail agreement

New York, November 19, 2013 –JPMorgan Chase & Co. announced today that it has reached a $13 billion settlement in principle negotiated by the President’s RMBS Working Group of the Financial Fraud Enforcement Task Force. Today’s settlement resolves actual and potential civil claims by the Department of Justice (DoJ), several State Attorneys General (State AGs), the Federal Deposit Insurance Corporation (FDIC), the National Credit Union Administration (NCUA) and the Federal Housing Finance Agency (FHFA) relating to residential mortgage-backed securities (RMBS) activities by JPMorgan Chase, Bear Stearns and Washington Mutual.

Under the settlement, JPMorgan Chase will pay a total of $9 billion in cash and provide $4 billion in borrower relief. The cash portion consists of a $2 billion civil monetary penalty and $7 billion in compensatory payments, including a previously announced $4 billion payment to resolve FHFA’s litigation claims. Borrower relief will be in the form of principal reduction, forbearance and other direct benefits from various relief programs. JPMorgan Chase has committed to complete delivery of the promised relief to borrowers before the end of 2017.

JPMorgan Chase is fully reserved for this settlement.

Chairman and CEO Jamie Dimon commented: “We are pleased to have concluded this extensive agreement with the President’s RMBS Working Group and to have resolved the civil claims of the Department of Justice and others. Today’s settlement covers a very significant portion of legacy mortgage-backed securities-related issues for JPMorgan Chase, as well as Bear Stearns and Washington Mutual.”

The settlement concludes and terminates all pending civil enforcement investigations, including those by the Department of Justice and the State AGs from California, Delaware, Illinois, Massachusetts and New York, relating to RMBS activities by JPMorgan Chase, Bear Stearns and Washington Mutual.

The settlement also concludes and terminates all civil litigation claims brought by FDIC, FHFA and NCUA relating to securitizations of residential mortgage loans by JPMorgan Chase, Bear Stearns and Washington Mutual.

As a result of this settlement and the proposed settlement of representation and warranty claims announced on Friday, November 15, the company has resolved a significant portion of the RMBS-related civil litigation claims being defended by the company, and substantially all of the claims brought by federally insured and federally controlled entities.

JPMorgan Chase continues to cooperate with the ongoing criminal investigation by the Department of Justice.

Conference Call Details

The company will host a conference call today, Tuesday, November 19, 2013 at 4:30 p.m. (Eastern) to detail today’s settlement and other recently announced mortgage-related resolutions.

The live audio webcast and presentation slides will be available on www.jpmorganchase.com under Investor Relations, Investor Presentations prior to the call. The general public can also access the conference call by dialing the following numbers: (866) 541-2724 or (866) 786-8836 in the U.S. and Canada; (706) 634-7246 for international callers. Please dial in 10 minutes prior to the start of the call.

The replay will be available via webcast on www.jpmorganchase.com under Investor Relations, Investor Presentations. A replay of the conference call will also be available beginning at approximately 8:00 p.m. on November 19 through midnight, December 3 by telephone at (855) 859-2056 or (800) 585-8367 (U.S. and Canada); (404) 537-3406 (International); use Conference ID # 14559117.

JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services firm with assets of $2.5 trillion and operations worldwide. The Firm is a leader in investment banking; financial services for consumers and small businesses, commercial banking, financial transaction processing, asset management and private equity. A component of the Dow Jones Industrial Average, JPMorgan Chase & Co. serves millions of consumers in the United States and many of the world’s most prominent corporate, institutional and government clients under its J.P. Morgan and Chase brands. Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com.

Investor Contact:	Sarah Youngwood	Media Contact:	Brian Marchiony
	(212) 270-7325		212-270-7433